Exhibit 99.1

FASTENAL COMPANY ANNOUNCES CASH DIVIDEND

RELEASE DATE: January 19, 2006

Contact: Jean DuBois, Executive Assistant / Investor Relations 507.454.5374

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported its Board of Directors declared a dividend of $.20 per share be paid in cash on March 3, 2006 to shareholders of record at the close of business on February 20, 2006. The Company expects that it will continue to pay a comparable semi-annual cash dividend in the foreseeable future, provided that any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors.

Fastenal Company sells different types of industrial and construction supplies in ten product categories. These include different types of: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades; fluid transfer components and accessories for hydraulic and pneumatic power; material handling and storage products; janitorial and paper products; electrical supplies; welding supplies; safety supplies; and raw materials (metals).

As of December 31, 2005, the Company operated 1,755 stores in all 50 U.S. states, Canada, Puerto Rico, Mexico, and Singapore selling to the general public. The Company operates 12 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and Ontario, Canada.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com.

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a comparable semi-annual cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the Company and such other factors as are deemed relevant by the Board of Directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in tax law relating to dividends, could cause the Company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the Company’s 2004 annual and 2005 quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.